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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

NAME OF SUBSIDIARY                                     JURISDICTION OF
                                                       FORMATION

Hartman REIT Operating Partnership, L.P.               Delaware
Hartman REIT Operating Partnership II, L.P.            Texas
Hartman REIT Operating Partnership II GP, LLC          Delaware